Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 11
Dated August 13, 2010
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 11 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010, March 2, 2010, March 16, 2010, May 6, 2010, May 11, 2010, June 4, 2010, June 21, 2010, July 19, 2010 and August 9, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 11 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2010.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 11 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 11 is August 13, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 11, 2010
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32567	74-2966572
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 11, 2010, Alon Refining Krotz Springs, Inc., a Delaware corporation (“ARKS”), entered into an amendment (the “Amendment”) to the Credit Agreement dated as of March 15, 2010, by and among ARKS, as borrower, the financial institutions party thereto from time to time as lenders (the “Lenders”), and Bank Hapoalim B.M., a bank organized under the laws of Israel, acting through its New York branch, as administrative agent and collateral agent for the Lenders (as amended to date, the “Facility”). ARKS is a subsidiary of Alon USA Energy, Inc., the registrant.
     The Amendment extends the maturity date of the Facility from August 16, 2010 to November 15, 2010. As of August 11, 2010, the principal amount outstanding under the Facility was $30,000,000.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

10.1	Amendment No. 3 to Credit Agreement, dated August 11, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
By:	/s/ Sarah Braley Campbell
Sarah Braley Campbell
Secretary

Date: August 13, 2010

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INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Amendment No. 3 to Credit Agreement, dated August 11, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

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Exhibit 10.1
- EXECUTION COPY -
AMENDMENT NO. 3 TO CREDIT AGREEMENT
          This AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of August 11, 2010 (this “Amendment”), is entered into by and among ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (the “Borrower”), the financial institutions party hereto from time to time as lenders (the “Lenders”), and BANK HAPOALIM B.M., a bank organized under the laws of Israel, acting through its New York branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
W I T N E S S E T H
          WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to the Credit Agreement dated as of March 15, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of May 28, 2010 and Amendment No. 2 to Credit Agreement dated as of June 15, 2010, the “Credit Agreement”) pursuant to which the Lenders provided a term loan facility (the “Facility”) in the form of a single Borrowing on the Closing Date in an aggregate principal amount of $65,000,000, of which $35,000,000 of principal and accrued interest thereon has been prepaid to date;
          WHEREAS, the Borrower, the Lenders , the Administrative Agent and the Collateral Agent entered into Amendment No. 2 to Credit Agreement dated as of June 15, 2010, extending the Maturity Date to August 16, 2010;
          WHEREAS, the Borrower, the Lenders , the Administrative Agent and the Collateral Agent wish to further amend the Credit Agreement to extend the Maturity Date to November 15, 2010;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.
     2. Amendment to Credit Agreement.
          Amendment and Restatement of Existing Definitions. The following defined term in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “‘Maturity Date’ shall mean November 15, 2010, provided, however, that if such date falls on a day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day with interest continuing to accrue at the rate in effect on the date falling three months from the Closing Date.”

     3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment of the following conditions (the date such conditions are fulfilled is hereafter referred to as the “Third Amendment Effective Date”):
          (a) The representations and warranties contained in this Amendment shall be true and correct on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
          (b) The Administrative Agent shall have received on or before the Third Amendment Effective Date a duly executed copy of this Amendment, and any other document reasonably requested by the Administrative Agent.
          (c) An extension fee in the amount of $20,000 have been fully paid by Borrower on or before the Third Amendment Effective Date.
          (d) All costs and expenses (including, without limitations, the Administrative Agent’s legal fees) related to the negotiation, drafting and entering into this Amendment, have been fully paid by Borrower on or before the Third Amendment Effective Date.
     4. Representations and Warranties. In addition to any and all representations and warranties included in the Credit Agreement, which are hereby affirmed in all respects as of the date hereof, to induce the other parties hereto to enter into this Amendment, the Borrower represent and warrant to the Lenders, the Administrative Agent and the Collateral Agent that, as of the Third Amendment Effective Date:
          (a) Organization; Powers. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under this Amendment and each other agreement or instrument contemplated thereby to which it is or will be a party.
          (b) Authorization. The execution, delivery and performance by each Obligor of this Amendment and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of such Obligor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of such Obligor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which such Obligor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its subsidiaries (other than any Lien created hereunder or under the Security Documents).
          (c) Enforceability. This Amendment has been duly executed and delivered by the Borrower and constitutes, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
     5. Reservation of Rights. No action or acquiescence by the Administrative Agent, the Collateral Agent and the Lenders, including, without limitation, this Amendment of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default which may exist as of the Third Amendment Effective Date. Accordingly, the Administrative Agent, the Collateral Agent and the Lenders reserve all of their rights under the Credit Agreement at law and otherwise regarding any such Default or Event of Default.
     6. Continued Effectiveness of Loan Documents. Each of the parties hereto hereby confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Third Amendment Effective Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.
     7. Miscellaneous.
          (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (d) THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the day and year first written above.

ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

BANK HAPOALIM B.M., New York Branch, individually and as Administrative Agent and Collateral Agent
By:	/s/ Lee Stenner
	Name:	Lee Stenner
	Title:	Senior Vice President

By:	/s/ Maxine Levy
	Name:	Maxine Levy
	Title:	First Vice President